Exhibit 10.1

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THE OMITTED PORTIONS OF THIS DOCUMENT ARE INDICATED BY [***].

DATA CENTER COLOCATION AND

MASTER SERVICES AGREEMENT

between

DIGI POWER X INC.

(“Operator”)

and

CEREBRAS SYSTEMS INC.

(“Customer”)

Effective Date: May 4, 2026

SUMMARY OF COMMERCIAL TERMS

Operator	Digi Power X Inc., a British Columbia corporation
Customer	Cerebras Systems Inc., a Delaware corporation
Facility	[***]
Total Contracted Power	40 MW IT Load
Phase 1 Delivery	15 MW IT Load by Delivery Date 1
Phase 2 Delivery	Subject to satisfaction of the conditions specified in Section 2.2(b), 25 MW (incremental) by Delivery Date 2 (total: 40 MW)
Colocation Fee Rate	$[***] per kW per month (all-in, including delivered power, excluding applicable taxes)
Annual Escalation	[***]% per annum, compounding, commencing on the first anniversary of each Phase Commencement Date
Prepaid Colocation Fee	See Section 6.2
Term	Ten (10) years from the later of the two Phase Commencement Dates (the “Term”)
Early Access	Six (6) weeks prior to the applicable Target Delivery Date
Governing Law	Delaware
Effective Date	May 4, 2026

RECITALS

WHEREAS, Operator is the fee simple owner of that certain parcel of real property located at [***], more particularly described in Exhibit I attached hereto (the “Land”);

WHEREAS, at Operator’s sole cost and expense, Operator will construct the Facility on the Land;

WHEREAS, the Facility shall be a purpose-built, high-density data center capable of delivering up to forty megawatts (40 MW) of IT load power and associated minimum of Tier III infrastructure;

WHEREAS, Customer desires to obtain an exclusive license from Operator for the use of the entire Facility and to receive from Operator the managed infrastructure services described herein, in each case on a phased basis commencing with Phase 1 (15 MW) and expanding to Phase 2 (an additional 25 MW, for a combined total of 40 MW);

WHEREAS, Operator desires to grant to Customer a license to the Facility and to provide such managed infrastructure services, all on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1 — DEFINITIONS

As used in this Agreement, the following capitalized terms shall have the meanings set forth below:

“Acceptance Testing” means the procedures and criteria set forth in Exhibit B for testing and accepting the Services.

“Agreement” means this Data Center Colocation and Master Services Agreement, including all Exhibits, Schedules, Service Orders, Statements of Work, and other documents attached hereto or incorporated herein by reference, as the same may be amended from time to time in accordance with the terms hereof.

“Applicable Law” means all federal, state, local, and municipal laws, statutes, codes, ordinances, rules, regulations, orders, decrees, and governmental requirements applicable to the Facility, the Services, or the obligations of either party hereunder.

“Business Day” means any day other than a Saturday, Sunday, or a day on which commercial banks in Delaware are authorized or required to be closed.

“CDU” means a coolant distribution unit used to supply liquid cooling to server racks or other IT equipment.

“CFNI Piping” means customer-furnished network infrastructure piping, including all manifolds, coolant lines, and associated fittings and hardware forming part of the Customer’s liquid cooling loop.

“Colocation Fee” means the monthly service fee payable by Customer to Operator as set forth in Section 6.1, subject to annual escalation pursuant to Section 6.3.

“Colocation Space” means the designated area within the Facility licensed to Customer for the installation, operation, and maintenance of Customer Equipment, as further described in Exhibit B.

“Commencement Date” means the date of execution of this Agreement by both parties.

“Customer Equipment” means all equipment, systems, and infrastructure for which Customer is responsible under Section 5.2, including without limitation racks, cages, in-rack power distribution units, liquid cooling equipment, IT hardware, servers, networking equipment, storage devices, Customer-specific security systems, and all other items described in Section 5.2.

“DCIM” means data center infrastructure management software and associated hardware used to monitor, measure, manage, and control power consumption, environmental conditions, and related parameters within the Facility.

“Delivery Date 1” means the Target Delivery Date for Phase 1, as specified in Exhibit A, subject to adjustment in accordance with Section 4.3.

“Delivery Date 2” means the Target Delivery Date for Phase 2, as specified in Exhibit A, subject to adjustment in accordance with Section 4.3.

“Early Access Date” means the date that is six (6) weeks prior to the applicable Target Delivery Date, on which Customer shall be permitted access to the relevant Phase of the Facility for pre-commissioning activities in accordance with Section 4.5.

“Energy Pass-Through” means any increase in taxes, duties, levies, surcharges, government-imposed charges, or utility tariffs relating to the delivery of electrical power to the Facility that are introduced, enacted, or materially increased after the Effective Date, as described in Section 6.5.

“Facility” means the entire data center building and improvements constructed on the Land located at [***], including all power, cooling, and mechanical infrastructure, as more particularly described in Exhibit B.

“Final Outside Delivery Date” means, with respect to Delivery Date 1, the date that is [***] days after such date, and with respect to Delivery Date 2, the date that is [***] days after such date; provided, however, that Customer shall deliver written notice to Operator by certified mail, return receipt requested, of Customer’s intent to exercise any termination or other right arising upon the Final Outside Delivery Date at least [***] days prior to such Final Outside Delivery Date. If Customer fails to deliver such written notice at least [***] days prior to the applicable Final Outside Delivery Date, then the Final Outside Delivery Date shall automatically be extended to the date that is [***] days after Operator’s actual receipt of such notice.

“Force Majeure Event” has the meaning set forth in Section 14.1.

“Government Charges” means any taxes, duties, levies, fees, assessments, or other charges imposed by any governmental authority or regulatory body on the supply, delivery, or consumption of electrical power or data center services.

“IT Load” means the total uninterruptible, conditioned amount of electrical power, measured in megawatts (MW) or kilowatts (kW), available for the sole use by Customer’s information technology equipment installed within the Colocation Space. IT Load does not include any power required for equipment related to ancillary support of the IT load including facility cooling, lighting, and general building operation.

“kW” means kilowatt, equal to one thousand (1,000) watts.

“Land” means that certain parcel of real property located at [***], more particularly described in Exhibit I attached hereto.

“MW” means megawatt, equal to one million (1,000,000) watts, or one thousand (1,000) kW.

“NRC” or “Non-Recurring Charge” means a one-time charge associated with the build-out, installation, or customization of the Colocation Space, Operator Infrastructure, or Customer-specific improvements.

“Operator Infrastructure” means the infrastructure to be provided by Operator as set forth in Section 5.1 and Appendix A.

“PDU” means power distribution unit, including in-rack power distribution equipment.

“Permitted Use” means the placement, colocation, use, operation, repair, and maintenance of Customer Equipment, communications equipment, cabling, and connections.

“Phase 1” means the first phase of the Colocation Space comprising fifteen megawatts (15 MW) of IT Load, as more particularly described in Exhibit A.

“Phase 2” means the second phase of the Colocation Space comprising twenty-five megawatts (25 MW) of IT Load (in addition to Phase 1), bringing total contracted IT Load to forty megawatts (40 MW), as more particularly described in Exhibit A.

“Phase Commencement Date” means with respect to each Phase, the date on which Operator achieves Ready for Service (RFS) for that Phase in accordance with Section 4.2.

“RFS” means Ready for Service, meaning the applicable Phase of the Colocation Space has been constructed, commissioned, and tested by Operator such that the contracted IT Load is available for energization by Customer’s equipment, as further described in Exhibit C and, meets all requirements on Exhibit C-2, and if applicable, the RFS Checklist in Exhibit G.

“RPP” means remote power panel, a sub-panel used to distribute power from a main distribution board to individual racks or equipment rows.

“Services” means the managed infrastructure services provided by Operator during the Term as set forth in Section 5.3.

“Service Order” means a written order form or statement of work executed by both parties that specifies the particular colocation space, power capacity, IT Load allocation, Phase designation, term, pricing, and any additional services or custom configurations to be provided by Operator to Customer at the Facility, each of which shall be subject to and governed by the terms of this Agreement.

“SLA” means service level agreement, as set forth in Exhibit D.

“Standard” means the data center reliability standard as defined by the Uptime Institute, requiring N+1 redundancy for power and cooling systems and an adjusted minimum annual uptime of [***].

“Statement of Work or SOW” means a written document executed by both parties that describes the scope of any additional services, customizations, or capital works to be performed by Operator at Customer’s request, beyond the Operator Infrastructure.

“Target Delivery Date” means the targeted date for achievement of RFS for each Phase, as set forth in Exhibit A, subject to adjustment for Force Majeure Events and Customer-Caused Delays.

ARTICLE 2 — LICENSE OF COLOCATION SPACE

2.1	Exclusive License.

Subject to the terms and conditions of this Agreement, Operator hereby grants to Customer, and Customer hereby accepts, an exclusive license to access the Facility and use and occupy the Colocation Space on a twenty-four (24) hour per day, seven (7) day per week, three hundred sixty-five (365) day per year basis during the Term for the purpose of installing, operating, and maintaining Customer Equipment and receiving the Services. Customer’s license to use the Colocation Space shall not constitute a leasehold estate or real property interest in the Facility or in the Land. Operator shall retain ownership, possession, and control of the Land and Facility at all times. Subject to Customer’s reasonable security protocols of which Operator has been given prior written notice, Operator and its authorized personnel shall retain rights of access to the Facility and the Colocation Space for the purpose of performing the Services, maintenance, inspections, and emergency operations.

2.2	Phased Delivery.

(a) Phase 1 Delivery. Operator shall deliver Phase 1, comprising fifteen megawatts (15 MW) of IT Load capacity in the Colocation Space, on or before Delivery Date 1, as set forth in Exhibit A.

(b) Conditional Phase 2 Delivery. Between the Effective Date and the date that is [***] days thereafter (the “Financing Period”), Operator shall use commercially reasonable efforts to secure financing for Phase 2 (which can consist of any combination of equity or debt financing) on terms and conditions reasonably acceptable to both Operator and Customer (the “Financing”). Upon obtaining such Financing, Operator shall provide Customer with the terms and conditions relating thereto, together with any and all reasonable documents as may be requested by Customer to evidence such Financing (the “Financing Materials”). Within [***] days after receipt of such Financing Materials, Customer shall either (a) approve of such Financing by delivery of written notice to Operator (the “Phase 2 Approval Notice”), or (b) disapprove of such Financing (the “Phase 2 Disapproval Notice”). Should Customer deliver the Phase 2 Approval Notice, Operator shall deliver Phase 2, comprising an additional twenty-five megawatts (25 MW) of IT Load capacity (for a total of forty megawatts (40 MW)), on or before Delivery Date 2, as set forth in Exhibit A. Should Customer deliver the Phase 2 Disapproval Notice (or fail to deliver any notice to Operator), Operator shall have no obligation to deliver Phase 2 and Customer shall only have rights and obligations with respect to Phase 1.

(c) Each Phase Subject to RFS Criteria. Expressly subject to this Section 2.2, each Phase shall be delivered in accordance with the RFS criteria set forth in Exhibit C. Upon achievement of RFS for each Phase, Operator shall deliver to Customer a written RFS Notice, and the Phase Commencement Date for that Phase shall be the date of such notice (or such earlier date as the parties may agree in writing).

2.3	Nature of Agreement.

The parties expressly acknowledge and agree that this Agreement constitutes a license for the Colocation Space within the Facility and a services agreement for the provision of managed infrastructure services to the Colocation Space for the benefit of Customer, and not a lease or any other transfer of an interest in real property. Customer’s license to the Colocation Space does not confer any real property rights, ownership interest, or possessory title. Operator shall retain full ownership, possession, and control of the Land and Facility at all times, subject to the rights of Customer hereunder. Nothing herein shall be construed to characterize the relationship of the parties as a partnership, joint venture, or agency relationship.

2.4	Condition of Facility.

Operator represents and warrants that, as of each Phase Commencement Date and throughout the Term: (a) the applicable Phase of the Colocation Space will be in good working order and condition, compliant with all Applicable Laws, and capable of delivering the contracted IT Load; (b) the Operator Infrastructure for that Phase will have been installed and commissioned in accordance with Exhibit C; and (c) the Facility holds all necessary permits, licenses, and approvals required for its operation as a data center in compliance with the terms and conditions specified herein.

2.5	Permitted Use; Prohibited Activities.

Customer shall use the Colocation Space solely for Permitted Use. Without limiting the foregoing, Customer shall not, and shall ensure that its personnel, contractors, and agents do not:

(a) unless otherwise specified herein, sublet, sublicense, share, or otherwise permit any third party to use or occupy all or any portion of the Colocation Space, without Operator’s prior written consent, which may be withheld in Operator’s sole discretion; or

(b) knowingly store, process, transmit, or make available any data, content, or information through the Customer Equipment that:

(i) is illegal under Applicable Law;

(ii) is exported, re-exported, transferred, accessed, or used in violation of applicable export control, trade sanction, or embargo laws;

(iii) violates any sanctions program administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC) or any equivalent authority; or

(iv) constitutes child sexual abuse material or other content the possession or distribution of which is a criminal offense, in each case to the extent within Customer’s reasonable control and excluding content or data provided by end users or third parties over whom Customer does not exercise operational control.

Any breach of this Section 2.5 shall constitute an Event of Default under Section 13.1(b), subject to the notice and cure periods set forth therein, except that a breach of Section 2.5(b) involving illegal or sanctions-violating content shall entitle Operator to terminate this Agreement immediately upon written notice without any cure period.

ARTICLE 3 — TERM

3.1	Initial Term; Extension Options.

(a) Initial Term. The initial term of this Agreement (the “Initial Term”) shall commence on the Commencement Date and shall continue for a period of ten (10) years from the later of the two Phase Commencement Dates (the “Expiration Date”), unless sooner terminated in accordance with this Agreement.

(b) Extension Options. Customer is hereby granted the right and option to extend the Initial Term (or any then-current Extension Term) of this Agreement (each, an “Extension Option”) for one or more additional periods of one (1), three (3), five (5), or seven (7) years (each, an “Extension Term”). The Initial Term, together with any applicable Extension Term(s) shall constitute the “Term”. To exercise an Extension Option, Customer shall deliver written notice of its election to Operator at least [***] months prior to the scheduled expiration date of the Initial Term or the then-current Extension Term (the “Extension Notice”). Unless otherwise agreed in writing by the parties, all terms, conditions, and service levels of this Agreement and related Service Order(s) shall remain in full force and effect during each Extension Term or as otherwise stipulated in the applicable Service Order.

3.3	Holdover.

If Customer continues to occupy the Colocation Space after the expiration or earlier termination of this Agreement without Operator’s written consent, such holdover shall be on a month-to-month basis terminable by either party upon [***] days’ written notice, and Customer shall pay Operator a monthly holdover fee equal to [***] of the Colocation Fee in effect during the last month of the Term. Holdover shall not confer any right to continued occupancy beyond the period for which such holdover fee is paid.

3.4	Future Capacity Right of First Refusal.

During the Term, before Operator offers to any third party any new data center capacity located or to be located (a) on the Land (i.e., [***]), and (b) at the site located at [***], that Operator or its Affiliates develops, owns, leases, or controls, Operator shall first notify Customer in writing and provide the location, available capacity, expected delivery date, proposed commercial terms, and other material technical or operational details reasonably necessary for Customer to evaluate such capacity. Customer shall have [***] Business Days, commencing on the first Business Day after Customer receives such notice, to notify Operator in writing whether Customer elects to take such capacity. If Customer does not respond within such [***] Business Day period, Customer’s right with respect to the noticed capacity shall lapse.

ARTICLE 4 — DELIVERY AND EARLY ACCESS

4.1	Construction and Delivery Obligations.

Subject to Section 2.2(b), Operator shall construct, equip, and commission each Phase of the Colocation Space in accordance with the specifications set forth in Exhibit B, the RFS criteria set forth in Exhibit C, and, the technical requirements set forth in Exhibit F. Operator shall use commercially reasonable efforts to achieve RFS for each Phase by the applicable Target Delivery Date.

4.2	RFS Determination.

Operator shall issue a written RFS Notice to Customer upon completion and commissioning of each Phase, provided that each Phase shall not be deemed complete unless it complies with the specifications set forth in Exhibits B, C, and F. The RFS Notice shall be accompanied by a commissioning report prepared by Operator’s engineer of record, confirming that the Phase meets the RFS criteria in Exhibit C and, if applicable, the RFS Checklist in Exhibit G. Customer shall have [***] Business Days following receipt of the RFS Notice to inspect the applicable Phase and notify Operator in writing of any deficiencies that constitute a material deviation from the specifications set forth in Exhibits B, C, and F. If Customer fails to provide such written notice within such period, the Phase shall be deemed accepted. If Customer identifies bona fide deficiencies, the parties shall cooperate in good faith to resolve such deficiencies within [***] days, provided that Operator shall thereafter issue a confirmation notice and Customer shall have [***] Business Days to verify that the identified deficiencies have been cured; if Customer does not object within such [***] Business Day period, the Phase shall be deemed accepted. In the event the parties cannot agree on whether the RFS Criteria have been met within [***] days of the RFS Notice, either party may request that a mutually acceptable independent data center engineer be appointed to make a binding determination. The parties shall use good faith efforts to agree on an independent engineer within [***] Business Days of such request. The independent engineer shall render a determination within [***] Business Days of appointment, and such determination shall be final and binding on the parties. The costs of the independent engineer shall be shared equally by the parties.

4.3	Delay; Force Majeure.

(a) Phase 1 Delay: If Operator fails to achieve RFS for Phase 1 by Delivery Date 1 (such date, the “Phase 1 Trigger Date”) other than as a result of a Force Majeure Event or a Customer-Caused Delay (as defined below), Operator shall pay Customer delay credits (“Daily RFS Credits”) as follows: (i) [***] of the MRC Base for Phase 1 (as defined in Exhibit D) for each day of delay from [***] following expiration of a [***] cure period; (ii) [***] of the MRC Base for Phase 1 for each day of delay from [***] following expiration of such [***] cure period; (iii) [***] of the MRC Base for Phase 1 for each day of delay from [***] following expiration of such [***] cure period. Daily RFS Credits shall continue to accrue at the rate set forth in clause (iii) above for [***] until the earlier of actual RFS achievement or the effective date of any termination exercised by Customer under this Section 4.3(a).

(b) Phase 2 Delay: If Operator fails to achieve RFS for Phase 2 by Delivery Date 2 (such date, the “Phase 2 Trigger Date”) other than as a result of a Force Majeure Event or a Customer-Caused Delay (as defined below), Operator shall pay Customer Daily RFS Credits as follows: (i) [***] of the MRC Base for Phase 2 (as defined in Exhibit D) for each day of delay from [***] following expiration of a [***] cure period; (ii) [***] of the MRC Base for Phase 2 for each day of delay from [***] following expiration of such [***] cure period; (iii) [***] of the MRC Base for Phase 2 for each day of delay from [***] following expiration of such [***] cure period. Daily RFS Credits shall continue to accrue at the rate set forth in clause (iii) above for [***] until the earlier of actual RFS achievement or the effective date of any termination exercised by Customer under this Section 4.3(b).

Notwithstanding anything to the contrary specified herein, if Operator fails to achieve RFS by the Final Outside Delivery Date, Customer may elect to terminate the applicable Service Order by written notice to Operator, without fee or penalty payable to Operator. All Prepaid Fees and any NRCs that, as of the time of such termination, remain unapplied to any of the work then completed shall be returned to Customer within [***] Business Days and Operator shall also pay over to Customer any accrued Daily RFS Credits within [***] days following such termination date. For the avoidance of doubt, any accrued but unpaid Daily RFS Credits shall remain payable notwithstanding such termination and the obligation to pay such accrued Daily RFS Credits shall survive the termination of this Agreement and the applicable Service Order.

(c) A “Customer-Caused Delay” means any delay in achieving RFS directly attributable to: (i) Customer’s failure to provide required approvals, specifications, or decisions within agreed timeframes; (ii) Customer’s installation activities causing interference with Operator’s construction; or (iii) any other act or omission of Customer, its contractors, or agents.

(d) The Target Delivery Dates shall be extended day-for-day for each day of delay caused by a Force Majeure Event or a Customer-Caused Delay. Operator shall provide Customer with prompt written notice of any Force Majeure Event or Customer-Caused Delay, together with a revised delivery schedule.

Any accrued Daily RFS Credits shall be applied as a credit to the first installment of Colocation Fees due and payable, and thereafter until such Daily RFS Credits are fully applied.

4.4	Liquidated Damages.

The parties acknowledge that the actual damages resulting from late delivery would be difficult to ascertain and that the delay credits specified in Section 4.3(a) represent a reasonable estimate of such damages. Such credits shall not be construed as a penalty.

4.5	Early Access.

4.5.1 Early Access. Subject to the satisfaction of the Early Access Specifications set forth on Exhibit C-1 attached hereto, Operator shall provide Customer with access to the applicable Phase of the Colocation Space commencing [***] prior to the applicable Target Delivery Date (the “Early Access Date”) and ending on the applicable Target Delivery Date (such period, the “Early Access Period”), for the purpose of: (a) installing Customer’s IT equipment, racks, cages, PDUs, and Customer-supplied liquid cooling infrastructure; (b) conducting cable management and network patching; (c) performing pre-commissioning testing of Customer’s equipment; (d) conducting site familiarization and security orientation for Customer’s personnel; and (e) energizing Customer’s equipment. During the Early Access Period, Operator shall provide Customer with at least [***] of temporary, secured, climate-controlled storage space at the Facility for Customer’s equipment at no additional charge. Customer shall conduct its activities in a manner that does not unreasonably interfere with Operator’s construction, commissioning, or testing activities. Customer’s access during the Early Access Period shall be subject to Operator’s reasonable site safety and security requirements. No Colocation Fee, Monthly Recurring Charges, power charges, or other recurring fees shall accrue or shall be payable during the Early Access Period; provided, however, that if Customer energizes any IT equipment during the Early Access Period, Customer shall pay for actual power consumed at the applicable energy rate. Operator shall deliver temporary power sufficient for staging equipment and initial energization during the Early Access Period. For the avoidance of doubt, Early Access pursuant to this Section 4.5 shall not constitute or be deemed acceptance of RFS.

4.5.2 Notice to Customer. Once the applicable Phase of the Colocation Space meets the Partial RFS requirements set forth on the RFS Checklist in Exhibit G, Operator shall promptly notify Customer in writing and immediately thereafter, Customer shall be permitted to access the Colocation Space to commence the installation of Customer Equipment and improvements, during which period Customer shall not be obligated to pay any fee or recurring charge for such access. During the Early Access Period, Customer shall have access to the Colocation Space for the purpose of installing Customer Equipment, cabling, and infrastructure and for other purposes reasonably related thereto. Operator shall deliver temporary power sufficient for staging equipment and initial energization during the Early Access Period.

ARTICLE 5 — OPERATOR AND CUSTOMER RESPONSIBILITIES

5.1	Operator Infrastructure.

Operator shall design, procure, install, commission, and maintain the following core infrastructure for each Phase of the Colocation Space in accordance with Customer’s Data Center Requirements and in compliance with the Customer’s Physical Security Requirements in each case subject to the Acceptance Criteria (collectively, “Operator Infrastructure”), at no additional charge to Customer beyond the Colocation Fee:

(a) Electrical Infrastructure: Core electrical distribution infrastructure, including but not limited to: (i) medium voltage switchgear and main distribution boards; (ii) uninterruptible power supply (UPS) systems providing a minimum of Tier III redundancy; (iii) diesel backup generators with N+1 redundancy and not less than forty-eight (48) hours of on-site fuel storage; (iv) automatic transfer switches; (v) busways and bus duct distribution systems; (vi) tap-off boxes; (vii) remote power panels (RPPs); (viii) branch circuit metering; and (ix) power whips or other final connections to Customer’s rack positions, as specified in Exhibit B.

(b) Cooling Infrastructure: Cooling infrastructure sufficient to support the contracted IT Load, including but not limited to: (i) computer room air handlers (CRAHs) or equivalent precision cooling equipment; (ii) chilled water plants or other primary cooling systems with N+1 redundancy; (iii) hot aisle containment systems; (iv) cooling distribution infrastructure to Customer’s rack rows; and (v) cooling capacity monitoring.

(c) Facility Monitoring: (i) Data center infrastructure management (DCIM) system, including software, sensors, and dashboards providing Customer with real-time visibility into power consumption, thermal conditions, humidity, and airflow; (ii) power monitoring at the RPP and rack levels; (iii) temperature and humidity sensors throughout the Colocation Space; and (iv) integration of monitoring data into a Customer-accessible dashboard or API.

(d) Security Infrastructure: See Exhibit H. For the avoidance of doubt, any Customer-specific security customizations beyond the foregoing base security infrastructure set forth in Exhibit H shall be Customer’s responsibility.

(e) Fire Detection and Suppression: Code-compliant fire detection and suppression systems throughout the Facility, including the Colocation Space, in accordance with applicable NFPA standards and local requirements.

(f) Project Management and Permitting: Engineering, architectural, and project management services required to design and build Operator Infrastructure; procurement and maintenance of all building permits, certificates of occupancy, and other governmental approvals required for the Facility; and coordination with local utilities for primary power supply.

(g) Connectivity: A meet-me room (MMR) providing access to diverse network carriers, with base MMR infrastructure (conduit, cabling pathways, and meet-me room facilities). Customer’s network equipment beyond the base MMR is Customer’s responsibility, which point shall be the demarcation point for connectivity.

5.2	Customer Equipment and Responsibilities.

Customer shall be solely responsible for procuring, installing, operating, and maintaining the following (collectively, “Customer Equipment”), which are designated as Customer’s responsibility under Appendix A:

(a) Racks, cages, and cage systems within the Colocation Space;

(b) In-rack power distribution units (PDUs) and in-rack power management equipment;

(c) All IT hardware, servers, networking equipment, storage devices, and related components;

(d) Customer-specific security systems, biometric devices, or security customizations beyond the base Operator security infrastructure;

(e) Network and telecommunications equipment beyond base MMR connectivity, including Customer’s switches, routers, optical equipment, and cross-connects within the Facility;

(f) Any Customer-driven construction, build-out, or customization within the Colocation Space beyond Operator Infrastructure, including custom cable management, custom containment, or specialty infrastructure;

(g) Operating software, licenses, and applications for Customer’s IT equipment;

(h) All liquid cooling equipment including: (i) coolant distribution units (CDUs); (ii) CFNI piping, manifolds, hoses, and connectors; (iii) coolant (including any specialized or proprietary coolant); (iv) rear-door heat exchangers or direct liquid cooling components; and (v) associated pumps, valves, and controls; and

(i) All other equipment, systems, or infrastructure not expressly described as Operator Infrastructure in Section 5.1.

5.3	Ongoing Managed Services.

During the Term, Operator shall provide the following ongoing managed infrastructure services (the “Services”):

(a) Operation and maintenance of all Operator Infrastructure, including preventive and corrective maintenance;

(b) Twenty-four (24) hour, seven (7) day per week, three hundred sixty-five (365) day per year facility monitoring through Operator’s network operations center (NOC);

(c) Facility security services as described in Section 5.1(d);

(d) Maintenance of fire detection and suppression systems;

(e) DCIM monitoring, reporting, and Customer access to monitoring dashboards;

(f) Environmental compliance and building management; and

(g) Such additional services as may be agreed by the parties in a Statement of Work.

5.4	Additional Services at Cost-Plus.

(a) If Operator, at Customer’s request or as required pursuant to any SOW, is required to procure, install, or provide any item or service that is expressly designated as Customer’s responsibility under Section 5.2 or Appendix A, Operator shall have the right, but not the obligation, to provide such item or service at a price equal to Operator’s actual cost plus [***] (“Cost-Plus Rate”). Operator shall provide Customer with a written cost estimate prior to undertaking any such work. Customer’s approval of such estimate shall constitute authorization to proceed.

(b) Operator shall provide Customer with firm, non-interruptible power delivery up to the full contracted IT Load for each Phase. Operator shall not curtail, reduce, reallocate, or prioritize power delivery to any third party over Customer for any reason other than a bona fide utility grid emergency beyond Operator’s reasonable control.

ARTICLE 6 — COLOCATION FEES AND PAYMENT

6.1	Colocation Fee.

(a) Phase 1 Colocation Fee. Commencing on the Phase 1 Commencement Date, Customer shall pay Operator monthly Colocation Fee for Phase 1 equal to: [***], subject to annual escalation as provided in Section 6.3.

(b) Phase 2 Colocation Fee. Subject to Section 2.2(b), commencing on the Phase 2 Commencement Date, Customer shall pay Operator monthly Colocation Fee for Phase 2 equal to: [***], subject to annual escalation as provided in Section 6.3.

(c) All-In Rate. The Colocation Fee is an all-in rate that includes the cost of delivered electrical power up to the contracted IT Load and the provision of all Operator Infrastructure and Services. The Colocation Fee excludes applicable taxes (including sales, use, and excise taxes) and Energy Pass-Throughs as described in Section 6.8. For the avoidance of doubt, the Colocation Fee is a take-or-pay obligation payable in full based on the contracted IT Load capacity for each Phase, regardless of Customer’s actual power utilization or draw during any month. Customer’s obligation to pay the full Colocation Fee is unconditional and shall not be reduced, abated, or offset by reason of Customer’s failure to utilize the contracted IT Load capacity, any curtailment of Customer’s operations, or any other circumstance affecting Customer’s actual power consumption, except only as expressly provided in Article 14 (Force Majeure) or Section 7.3 (Service Credits).

6.2	Prepaid Colocation Fee.

(a) Phase 1 Prepaid Fee. [***]

(b) Phase 2 Prepaid Fee. [***]

(c) Monthly Reduction of Prepaid Fees. [***]

(d) Nature of Prepaid Fee. [***]

(e) Return of Prepaid Fee. [***]

(f) Letter of Credit. [***]

(g) Reduction in Letter of Credit. [***]

6.3	Phase 1 Non-Recurring Charges.

(a) Phase 1 NRC Obligation. As consideration for the design, procurement, and construction of the infrastructure required for Phase 1 (the “Phase 1 Buildout”), Customer shall be responsible for payment of a one-time Non-Recurring Charge (“Phase 1 NRC”) equal to $[***] per kilowatt (kW) of the contracted IT Load for Phase 1, calculated as follows: [***] (the “Phase 1 Total NRCs”).

(b) Payment Method Election. Within [***] Business Day after satisfaction of the Phase 1 Funding Condition (as defined below), Customer, at Customer’s election, shall pay the Phase 1 Total NRCs through one of the following methods:

(i) Delivery to Escrow Agent: Customer shall deliver the Phase 1 Total NRCs to a mutually agreed upon escrow agent to be held in escrow and disbursed in accordance with the form of escrow agreement attached hereto as Exhibit J (the “Escrow Agreement”).

(ii) Direct Supplier Payment (Pass-Through): Customer shall pay specific invoices from third-party suppliers, vendors, or contractors (the “Suppliers”) engaged by Operator for the Phase 1 Buildout.

(A) Process: Operator shall submit to Customer all invoices for materials, labor, and services related to the Phase 1 Buildout.

(B) Approval: Customer shall pay all approved invoices directly to Suppliers within [***] Business Days of receipt.

(C) Cap: Customer’s obligation under this Section 6.3(b)(ii) shall not exceed the Phase 1 Total NRCs in the aggregate. Any costs exceeding the Phase 1 Total NRCs shall be borne by Operator unless approved in writing.

(c) No Double Payment. If Customer elects the method in Section 6.3(b)(i), Operator shall not invoice Customer for the same costs already paid by Customer to Suppliers. If Customer fails to pay a Supplier invoice within the required timeframe, Operator may pay the invoice and invoice Customer for such amount, which shall become due as part of the Phase 1 Total NRCs.

(d) Phase 1 Funding Conditions. Customer’s obligation to make the Phase 1 Total NRC payment contemplated herein is expressly conditioned upon the satisfaction of the following condition (the “Phase 1 Funding Condition”): Customer’s approval of the general contractor for the Phase 1 Buildout.

6.4	Phase 2 Non-Recurring Charges.

(a) Phase 2 NRC Obligation. Expressly conditioned on Section 2.2(b) and Operator’s obligation to deliver Phase 2, as consideration for the design, procurement, and construction of the infrastructure required for Phase 2 (the “Phase 2 Buildout”), Customer shall be responsible for payment of a one-time Non-Recurring Charge (“Phase 2 NRC”) equal to $[***] per kilowatt (kW) of the contracted IT Load for Phase 2, calculated as follows: [***] (the “Phase 2 Total NRCs”, together with the Phase 1 Total NRCs, the “NRCs”).

(b) Payment Method Election. Within [***] Business Day after satisfaction of the Phase 2 Funding Condition (as defined below), Customer, at Customer’s election, shall pay the Phase 2 Total NRCs through one of the following methods:

(i) Delivery to Escrow Agent: Customer shall deliver the Phase 2 Total NRCs to a mutually agreed upon escrow agent to be held in escrow and disbursed in accordance with the Escrow Agreement attached hereto as Exhibit J.

(ii) Direct Supplier Payment (Pass-Through): Customer shall pay specific invoices from third-party suppliers, vendors, or contractors (the “Suppliers”) engaged by Operator for the Phase 2 Buildout.

(A) Process: Operator shall submit to Customer all invoices for materials, labor, and services related to the Phase 2 Buildout.

(B) Approval: Customer shall pay all approved invoices directly to Suppliers within [***] Business Days of receipt.

(C) Cap: Customer’s obligation under this Section 6.4(b)(ii) shall not exceed the Phase 2 Total NRCs in the aggregate. Any costs exceeding the Phase 2 Total NRCs shall be borne by Operator unless approved in writing.

(c) No Double Payment. If Customer elects the method in Section 6.4(b)(i), Operator shall not invoice Customer for the same costs already paid by Customer to Suppliers. If Customer fails to pay a Supplier invoice within the required timeframe, Operator may pay the invoice and invoice Customer for such amount, which shall become due as part of the Phase 2 Total NRCs.

(d) Phase 2 Funding Conditions Customer’s obligation to make the Phase 2 Total NRC payment contemplated herein is expressly conditioned upon the satisfaction of the following condition (the “Phase 2 Funding Condition): Customer’s approval of final plans and specifications for the completion of the Phase 2 Buildout.

6.5	Application of NRCs.

(a) NRCs for Operator Infrastructure. The NRCs are a one-time charge for the build-out, installation, and commissioning of the Operator Infrastructure described in Section 5.1 and Exhibit B. The NRCs are non-refundable except in the event of Operator’s material breach of this Agreement that results in termination prior to the Phase 1 Commencement Date, in which case Operator shall refund to Customer a pro-rated portion of the NRCs corresponding to any Phase for which RFS has not been achieved.

(b) Delivery Contingency. The parties acknowledge that timely payment of the NRCs is essential to Operator’s ability to meet the Target Delivery Dates. If Customer fails to pay the NRCs in full by the dates specified herein, the Target Delivery Dates shall be extended day-for-day for each day of delay in payment beyond such date.

6.6	Annual Fee Escalation.

The Colocation Fee shall increase by [***] per annum, compounding annually. The first escalation for each Phase shall occur on the first anniversary of the applicable Phase Commencement Date and annually thereafter throughout the Term. For clarity, the escalation for Phase 1 and Phase 2 shall each run independently from their respective Phase Commencement Dates. By way of example only:

Agreement Year	Phase 1 Rate ($/kW/mo)	Phase 2 Rate ($/kW/mo)	Combined Monthly Fee
1	[***]	[***]	[***]
2	[***]	[***]	[***]
3	[***]	[***]	[***]
5	[***]	[***]	[***]
10	[***]	[***]	[***]

Note: Table above is illustrative only, assuming both Phases commence simultaneously. Actual escalation schedules shall be calculated independently for each Phase.

6.7	Payment Terms.

The Colocation Fee shall be due and payable monthly in advance on the first (1st) day of each calendar month. Payment shall be made by wire transfer to Operator’s designated account. If any payment is not received by the [***] Business Day following its due date, Customer shall pay a late charge equal to the lesser of (a) [***] per month on the overdue amount or (b) the maximum rate permitted by Applicable Law. Operator agrees that Customer’s obligation to timely pay the Colocation Fee shall be subject to receipt of an invoice therefor no less than [***] days prior to the due date therefor; provided, however, Operator shall be permitted to reasonably estimate any variable costs and expenses which are passed-through to Customer. Operator shall true-up any such Estimated Operational Expenses paid by Customer on a quarterly basis. Any underpayment by Customer shall be due within [***] days of demand therefor containing reasonable backup documentation, and any overpayment by Customer shall be credited toward the next Colocation Fee then due.

6.8	Energy Pass-Throughs and Government Charges.

The Colocation Fee includes the cost of delivered electrical power as of the Effective Date. The following additional costs shall be passed through to Customer and shall not be included in the Colocation Fee:

(a) any new or increased taxes, duties, levies, surcharges, or assessments imposed by any governmental authority on the supply, delivery, transmission, or consumption of electrical power at the Facility that are introduced or materially increased after the Effective Date;

(b) any new or increased demand charges, capacity charges, or transmission and distribution charges imposed by the applicable utility or grid operator after the Effective Date; and

(c) any other Government Charges introduced or increased after the Effective Date that directly affect the cost of delivering power to the Facility.

Energy Pass-Throughs shall be documented by Operator with reasonable supporting evidence and invoiced separately from the Colocation Fee. Customer shall pay Energy Pass-Throughs within [***] days of receipt of a compliant invoice. For the avoidance of doubt, fluctuations in the commodity price of electricity that are within the range of normal market volatility shall not constitute Energy Pass-Throughs; Energy Pass-Throughs apply to discrete, identifiable new or increased governmental or regulatory charges.

6.9	Taxes.

Customer shall be responsible for all sales, use, excise, and similar taxes imposed on the colocation services or the Services, to the extent applicable under Applicable Law (provided that Customer’s obligation to pay such taxes shall not be deemed to extend to any tax levied or assessed on the payment of MRCs, NRCs, or other costs and expenses paid by Customer to Operator hereunder). Each party shall be responsible for its own income taxes. Operator shall provide Customer with valid tax invoices as required under Applicable Law.

ARTICLE 7 — SERVICE LEVELS

7.1	Power Availability SLA.

Operator shall achieve and maintain not less than [***]% power availability (“Power Availability”) for each Phase, measured on a monthly basis. Power Availability shall be calculated as follows: [***]. Unplanned Downtime shall exclude outages caused by Force Majeure Events, Customer-Caused Delays, or Customer’s equipment failures.

7.2	Cooling Availability SLA.

Operator shall maintain cooling infrastructure availability of not less than [***]% per month for each Phase, measured consistent with the Power Availability methodology described in Section 7.1.

7.3	Service Credits.

In the event that Operator fails to meet the SLAs set forth in Sections 7.1 or 7.2, Customer shall be entitled to Service Credits as defined in Exhibit D. Service Credits shall be applied as a credit against the next monthly Colocation Fee in accordance with the Service Credit Protocol specified in Exhibit D.

7.4	Monitoring and Reporting.

Operator shall provide Customer with monthly SLA performance reports within [***] Business Days following the end of each calendar month. Customer shall have the right to audit Operator’s monitoring data upon reasonable advance written notice.

7.5	Planned Maintenance.

There are periods when Operator may perform pre-scheduled, planned maintenance (“Planned Maintenance”), including Planned Maintenance that may result in an interruption of any Covered Service (“Service Impacting Maintenance”).

(a) Planned Maintenance. Planned Maintenance may be performed either during a Standard Maintenance Window or a Non-Standard Maintenance Window (as defined below).

(b) Standard Maintenance Windows. Standard maintenance windows are between 11:59 PM and 6:00 AM, local time (“Standard Maintenance Windows”). Operator will, where reasonably possible, plan to perform Service Impacting Maintenance during Standard Maintenance Windows.

(c) Non-Standard Maintenance Windows. Planned Maintenance performed outside of a Standard Maintenance Window (a “Non-Standard Maintenance Window”) shall not exceed six (6) hours in the aggregate per calendar month without Customer’s prior written consent, which shall not unreasonably be withheld, conditioned, or delayed. Any Planned Maintenance performed in excess of the monthly cap set forth in this Section 7.5(c) without Customer’s prior written consent shall not constitute Excluded Downtime and shall accrue Service Credits under Exhibit D if a Service Interruption occurs during or as a result of such excess Planned Maintenance.

(d) Notice of Service Impacting Maintenance. Operator will provide Customer with seventy-two (72) hours’ prior written notice if Operator intends to perform Service Impacting Maintenance during a Standard Maintenance Window (a “Potential Service Impact Notice”). Operator will provide Customer a Potential Service Impact Notice with [***] Business Days’ prior written notice if Operator intends to perform Service Impacting Maintenance during a Non-Standard Maintenance Window.

(e) Service Credits for Standard Maintenance Windows. If Operator performs maintenance during a Standard Maintenance Window and there is a service interruption, Customer shall not be entitled to Service Credits if Operator provided Customer with a properly prepared Potential Service Impact Notice.

(f) Service Credits for Non-Standard Maintenance Windows. If Operator performs maintenance during a Non-Standard Maintenance Window and there is a service interruption, Customer shall not be entitled to Service Credits if Operator provided Customer with a properly prepared Potential Service Impact Notice and performed such Planned Maintenance on the date and during the period set forth in such notice.

7.6	Emergency Maintenance.

Operator may be required to perform emergency maintenance where there is insufficient time to schedule a Non-Standard Maintenance Window and such maintenance is reasonably necessary to prevent or repair any condition that may cause an imminent threat to health or safety, material damage to the Facility or other property, or an imminent material interruption or degradation of the Services (collectively, “Emergency Maintenance”). If this happens, Operator will use commercially reasonable efforts to notify Customer prior to performing such Emergency Maintenance. If a service interruption arises as a result of Emergency Maintenance that is required due to a Force Majeure Event or due to any event that could not have reasonably been anticipated by Operator and avoided through the scheduling of Planned Maintenance (as determined by an objective standard based on industry best practices (and not by hindsight)), Customer will not be entitled to Service Credits; provided that any Emergency Maintenance in excess of six (6) hours per month will accrue Service Credits. If the Emergency Maintenance was required as a result of circumstances which could have reasonably been anticipated by Operator and avoided through the scheduling of Planned Maintenance (as determined by an objective standard based on industry best practices (and not by hindsight)), or results from Operator’s negligence or willful misconduct, then Customer will be eligible for Service Credits for service interruptions resulting from such Emergency Maintenance; provided, however, that equipment failures occurring within manufacturer warranty periods shall not be deemed “reasonably anticipated” for purposes of this Section 7.6.

7.7	Response Time SLA.

Operator shall respond to Customer service tickets within the timeframes set forth in Exhibit D based on priority designation. Failure to respond within the applicable response time shall result in Service Credits in accordance with the Service Credit Protocol specified in Exhibit D.

ARTICLE 8 — INTELLECTUAL PROPERTY

8.1	Operator IP.

All intellectual property rights in Operator Infrastructure, the DCIM system, Operator’s monitoring platforms, and Operator’s proprietary methods and processes shall remain the exclusive property of Operator. Nothing in this Agreement shall be construed to transfer or license to Customer any intellectual property rights of Operator, except as expressly set forth herein.

8.2	Customer IP.

All intellectual property rights in Customer’s IT equipment, software, data, algorithms, models, and configurations shall remain the exclusive property of Customer. Nothing in this Agreement shall be construed to transfer or license to Operator any intellectual property rights of Customer.

8.3	Customer Data.

All data generated, processed, or stored by Customer’s equipment at the Facility shall remain the exclusive property of Customer. Operator shall have no right to access, use, copy, or disclose Customer’s data except as strictly necessary to perform the Services, and subject to the confidentiality obligations of Article 9.

ARTICLE 9 — CONFIDENTIALITY

9.1	Confidential Information.

Each party (“Receiving Party”) shall hold in strict confidence all Confidential Information disclosed by the other party (“Disclosing Party”) in connection with this Agreement. “Confidential Information” means all non-public information disclosed by a party that is designated as confidential or that reasonably should be understood to be confidential given the nature of the information and the circumstances of disclosure, including without limitation business plans, technical specifications, financial information, customer lists, pricing, and the commercial terms of this Agreement.

9.2	Permitted Disclosure.

The Receiving Party may disclose Confidential Information to its employees, officers, directors, attorneys, accountants, and financial advisors who have a need to know such information for purposes of this Agreement and who are bound by confidentiality obligations at least as protective as those set forth herein. The Receiving Party shall be responsible for any breach of this Article 9 by such persons.

9.3	Exclusions.

The obligations of this Article 9 shall not apply to information that: (a) is or becomes publicly available through no fault of the Receiving Party; (b) was known to the Receiving Party prior to disclosure; (c) is independently developed by the Receiving Party without reference to the Disclosing Party’s Confidential Information; or (d) is required to be disclosed by Applicable Law, court order, or governmental authority, provided that the Receiving Party gives the Disclosing Party reasonable advance written notice and cooperates in seeking a protective order.

9.4	Press Releases.

(a) Operator and Customer each agree not to issue any press release or other public statement disclosing information relating to this Agreement or the transactions contemplated hereby without the prior written consent of the other party, which consent will not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, either party may, without the prior written consent of the other party, make any disclosure it determines in good faith is required by applicable U.S. federal or state securities laws, Canadian provincial or federal securities laws, or the rules or regulations of any stock exchange or other self-regulatory organization on which such party’s (or its parent entity’s) securities are listed or traded (each, a “Required Securities Disclosure”). In the event a party determines that a Required Securities Disclosure must be made, such party shall provide the other party with advance written notice of the intended disclosure, including a copy of the proposed disclosure, as far in advance of the filing or release as is reasonably practicable under the circumstances so as to afford the other party a reasonable opportunity to review and comment on the proposed disclosure. The disclosing party shall consider in good faith any comments or requested changes received from the other party prior to making such Required Securities Disclosure, provided that the final form and content of any Required Securities Disclosure shall be determined by the disclosing party in its sole discretion to the extent necessary to comply with applicable law, and, when filing a copy of (or otherwise disclosing the provisions of) this Agreement under U.S. and/or Canadian securities laws, the disclosing party shall, in consultation with the other party, use its reasonable best efforts to redact and maintain the confidentiality of such portions of this Agreement and/or the terms and conditions hereof relating to intellectual property, financial terms and other competitively sensitive information to the maximum extent reasonably possible under applicable U.S. and Canadian securities laws.

(b) With respect to all other public statements regarding this Agreement or the transactions contemplated hereby, each party agrees to provide the other party with a copy of any such proposed public statement as soon as reasonably practicable prior to its scheduled release. Except under extraordinary circumstances or in the case of the initial mutually agreed upon press release regarding the transactions contemplated by this Agreement (which the parties shall endeavor to agree upon as soon as reasonably possible), each party will provide the other with an advance copy of any such statement at least [***] Business Days prior to its scheduled release. Each party will have the right to expeditiously review and recommend changes to any such statement, and the party whose statement has been reviewed will remove any information the reviewing party reasonably deems to be inappropriate for disclosure. The contents of any statement or similar publicity that has been reviewed and approved by the reviewing party may be re-released by either party without a requirement for re-approval.

9.5	Survival.

The confidentiality obligations of this Article 9 shall survive the expiration or earlier termination of this Agreement for a period of five (5) years.

ARTICLE 10 — INSURANCE

10.1	Operator Insurance.

Throughout the Term, Operator shall maintain, at its sole cost and expense, the following insurance coverages with insurers rated no less than A-/VII by A.M. Best:

(a) Commercial General Liability (“CGL”) insurance on an occurrence form with limits of not less than $[***] per occurrence and $[***] in the aggregate, covering bodily injury, property damage, personal and advertising injury, and operations at the Facility. The CGL policy shall include contractual liability coverage sufficient to cover Operator’s indemnification obligations under Article 11;

(b) Property insurance covering the Facility and all Operator Infrastructure on an “all-risk” or “special form” replacement cost basis, with no coinsurance penalty. Such policy shall include business income and extra expense coverage for Operator’s own losses arising from damage to the Facility, with a period of indemnity of not less than twelve (12) months. For the avoidance of doubt, this Section 10.1(b) does not require Operator to carry business interruption coverage for Customer’s losses, which are addressed in Section 10.2(e);

(c) Workers’ Compensation insurance as required by Applicable Law and Employer’s Liability insurance with limits of not less than $[***] per occurrence;

(d) Commercial Umbrella or Excess Liability insurance providing coverage in excess of the underlying CGL, Employer’s Liability, and (if applicable) Commercial Auto liability policies, with limits of not less than $[***] per occurrence and in the aggregate. Such umbrella policy shall be “follow form” with respect to the underlying policies and shall drop down to cover any erosion of underlying aggregate limits; and

(e) Such other insurance as is customary for operators of data centers of comparable size and use, as Operator may determine in its reasonable discretion.

10.2	Customer Insurance.

Throughout the Term, Customer shall maintain at its own expense:

(a) Commercial General Liability insurance with limits of not less than $[***] per occurrence and in the aggregate, such coverage limits may be met through a combination of underlying and umbrella liability policies;

(b) Special risks” property and mechanical breakdown insurance coverage (which provides equivalent or broader coverage than “all risk” property insurance) to protect Customer provided equipment and property (including inventory, stock in trade, furniture, fixtures, equipment and machinery) installed and/or located within any of Operator’s facilities, and Customer-provided equipment must be insured for its full replacement cost;

(c) Workers’ Compensation insurance as required by Applicable Law and Employer’s Liability insurance with limits of not less than $[***]; and

(d) Automobile liability insurance covering all motor vehicles owned (if any), leased or licensed by Customer covering the accidental injury or death of one or more persons or damage to or destruction of property as the result of any one accident or occurrence with a limit of liability in the amount of $[***].

10.3	Additional Insured; Evidence.

(a) Each party shall cause the other party to be named as an additional insured on its Commercial General Liability policy, but only to the extent of liabilities falling within the respective party’s indemnity obligations pursuant to the terms of this Agreement.

(b) Each party shall furnish the other party with certificates of insurance evidencing the coverages required hereunder upon request and in any event prior to the Early Access Date for each Phase.

ARTICLE 11 — INDEMNIFICATION

11.1	Operator Indemnification.

Operator shall indemnify, defend, and hold harmless Customer and its affiliates, officers, directors, employees, and agents (collectively, “Customer Indemnitees”) from and against any and all third-party claims, losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising out of or relating to: (a) Operator’s fraud, gross negligence or willful misconduct; (b) a material breach by Operator of its obligations under this Agreement; or (c) the death or bodily injury of any person caused by the negligence or willful misconduct of Operator or its personnel, except to the extent caused by the negligence or misconduct of any Customer Indemnitee.

11.2	Customer Indemnification.

(a) Customer shall indemnify, defend, and hold harmless Operator and its affiliates, officers, directors, employees, and agents (collectively, “Operator Indemnitees”) from and against any and all third-party claims, losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising out of or relating to: [***].

(b) [***]:

(i) Customer shall not be responsible for, and shall have no indemnification obligation with respect to, any coolant leak, spill, release, or environmental condition to the extent caused by (A) the design, construction, commissioning, operation, or maintenance of the Facility or Operator Infrastructure, (B) failure of Operator-provided containment, detection, drainage, or monitoring systems, (C) Operator’s failure to comply with Applicable Law or industry standards, or (D) Operator’s negligence or willful misconduct; and

(ii) Customer shall not be deemed to assume, insure, or backstop any Facility-level environmental or infrastructure risk.

(iii) [***].

(c) Operator shall indemnify, defend, and hold harmless Customer and its Indemnitees from and against any third-party claims, losses, damages, liabilities, costs, and expenses arising out of or relating to any environmental condition, coolant release, or contamination event to the extent caused by or resulting from (i) the Facility or Operator Infrastructure, (ii) Operator’s design, construction, commissioning, operation, or maintenance of the Facility or Operator Infrastructure, or (iii) Operator’s breach of Applicable Law.

(d) [***].

ARTICLE 12 — LIMITATION OF LIABILITY

12.1	Consequential Damages Waiver.

EXCEPT IN THE CASE OF [***], NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR SPECIAL DAMAGES, INCLUDING LOSS OF PROFITS, LOSS OF REVENUE, LOSS OF DATA, OR LOSS OF BUSINESS OPPORTUNITY, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. [***].

12.2	Liability for Damages

THE PARTIES’ AND THEIR AFFILIATES’ TOTAL CUMULATIVE LIABILITY FOR DAMAGES, EXPENSES, COSTS, LIABILITY, CLAIMS OR LOSSES (COLLECTIVELY, “DAMAGES”) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE PROVISION OF SERVICES UNDER THIS AGREEMENT, WHETHER ARISING IN NEGLIGENCE, TORT, STATUTE, EQUITY, CONTRACT, COMMON LAW, OR ANY OTHER CAUSE OF ACTION OR LEGAL THEORY EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF THOSE DAMAGES, IS LIMITED TO [***].

12.3	Exceptions.

[***]

12.3	Fraud

[***]

12.4	Force Majeure

NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 12.2 SHALL BE CONSTRUED OR INTERPRETED AS IMPOSING LIABILITY ON EITHER PARTY FOR ANY FAILURE TO PERFORM, OR DELAY IN PERFORMING, ANY OBLIGATION UNDER THIS AGREEMENT TO THE EXTENT SUCH FAILURE OR DELAY IS CAUSED BY OR RESULTS FROM A FORCE MAJEURE EVENT.

ARTICLE 13 — DEFAULT AND TERMINATION

13.1	Events of Default — Customer.

(a) Customer Events of Default. Each of the following shall constitute an event of default by Customer (each, a “Customer Event of Default”):

(i) Customer’s failure to pay any undisputed amount of Colocation Fee, Energy Pass-Through, or any other undisputed charges (the “Overdue Charges”) within [***] Business Days after becoming due, and Operator has served notice of such failure on Customer specifying the amounts due and the basis therefor, such notice to be marked in capital letters IMPORTANT NOTICE REQUIRING URGENT ATTENTION RELATING TO POSSIBLE CONTRACT TERMINATION (the “Notice of Possible Termination”), and Customer has failed to pay the Overdue Charges within [***] Business Days after its receipt of the Notice of Possible Termination; provided that amounts subject to a good faith dispute shall not constitute a Customer Event of Default so long as (A) Customer provides written notice to Operator specifying in reasonable detail the basis for such dispute within [***] Business Days after to applicable due date, (B) Customer pays all undisputed amounts when due, and (C) the disputed amount does not exceed [***] of the total invoice amount;

(ii) Customer commits a non-monetary material breach of any other obligation under this Agreement, and that breach is not cured within [***] Business Days of receipt by Customer of a notice from Operator (“Operator’s Default Notice”) setting out the breach (or within such longer period as may be necessary having regard to the nature of the breach to be remedied, provided that Customer notifies Operator (“Customer’s Counter Notice”) within [***] Business Days of Customer’s receipt of Operator’s Default Notice and Customer has commenced the remedy within such [***] Business Day period and diligently pursues such remedy until complete); or

(iii) the occurrence of an insolvency event in relation to Customer (including Customer becoming insolvent, making a general assignment for the benefit of creditors, or becoming the subject of a voluntary or involuntary bankruptcy proceeding), which insolvency event is not dismissed or stayed within [***] days of the filing thereof.

(b) [***]

(c) Compliance with Section 13.1(b). For the avoidance of doubt, Operator shall not terminate this Agreement or any Service Order for Customer Event of Default unless and until Operator has complied with the notice and cure requirements set forth in Section 13.1(b).

(d) [***]

13.2	Events of Default — Operator.

(a) Operator Events of Default. Each of the following shall constitute an event of default by Operator (each, an “Operator Event of Default”):

(i) Operator’s material breach of any obligation under this Agreement, including any failure to maintain the Facility in accordance with Section 2.4, or to maintain SLA performance consistent with Article 7, if such breach is not cured within [***] days after written notice from Customer (or, if such breach cannot reasonably be cured within [***] days, if Operator fails to commence cure within such period and diligently pursue cure to completion within [***] days);

(ii) Operator becomes insolvent, makes a general assignment for the benefit of creditors, or is the subject of a voluntary or involuntary bankruptcy proceeding that is not dismissed within [***] days (collectively, an “Operator Bankruptcy Event”); or

(iii) Operator loses any permit, license, or approval necessary for operation of the Facility and fails to reinstate such permit, license, or approval within [***] days.

13.3	Remedies Upon Event of Default.

(a) Operator Remedies. Upon a Customer Event of Default, Operator may: (i) terminate this Agreement upon written notice to Customer; (ii) pursue all remedies available at law or in equity; (iii) seek specific performance; and/or (iv) apply the Prepaid Fee toward any amounts owed by Customer. For the avoidance of doubt, Operator shall not be entitled to seek possession of real property or any other real property remedy by virtue of this Agreement. For the avoidance of doubt, any notice delivered by Operator pursuant to this Article 13 shall specify the specific provision breached, the facts constituting the breach, and the action required to cure. Vague or omnibus default notices shall carry no effect.

(b) Customer Remedies. Upon an Operator Event of Default, Customer may: (i) terminate this Agreement upon written notice to Operator; (ii) pursue all remedies available at law or in equity; (iii) seek specific performance; and/or (iv) obtain a refund of the any Prepaid Fee and NRCs (if any) which remain unapplied on the date of such termination.

13.4	Equipment Removal.

(a) Upon expiration or earlier termination of this Agreement, Customer shall:

(i) remove all Customer Equipment from the Colocation Space within [***] days (the “Decommissioning Period”);

(ii) repair any damage to the Facility caused by Customer or Customer’s personnel beyond reasonable wear and tear; and

(iii) vacate the Colocation Space in good order and condition, except for reasonable wear and tear. If Customer fails to remove Customer Equipment within such period, Operator may, at its election, remove and store such equipment at Customer’s expense or deem such equipment abandoned.

(b) Notwithstanding the foregoing, Customer’s obligation to repair damage to the Facility is not limited to the expiration or termination of this Agreement. Customer shall promptly repair, at its sole cost and expense, any damage to the Facility, the Colocation Space, or any Operator Infrastructure caused by Customer, its personnel, contractors, or Customer Equipment at any time during the Term, including without limitation damage caused by coolant leaks, equipment failures, or improper installation or removal of Customer Equipment. If Customer fails to commence repair of any such damage within [***] days after written notice from Operator (or immediately in the case of damage posing an imminent risk to the Facility, any person, or any other customer’s operations), Operator may, at its election, perform such repairs at Customer’s expense, and Customer shall reimburse Operator for the reasonable cost of such repairs within [***] days of invoice. Operator’s right to perform repairs under this Section 13.4(b) is in addition to, and not in lieu of, any other rights or remedies available to Operator under this Agreement, at law, or in equity.

(c) If Customer fails to remove Customer Equipment within the Decommissioning Period, Operator may, at its sole option and without liability, either (i) store Customer Equipment at Customer’s expense at a rate of [***] per rack per month, or (ii) dispose of Customer Equipment in accordance with applicable law; provided that, in each case, Operator shall comply with the following requirements with respect to the storage, handling, transfer, and disposal of Customer Equipment and any data contained thereon:

(i) Physical and Environmental Security. Operator shall maintain appropriate physical and environmental security controls at any location where Customer Equipment or data is stored or accessed, including: (A) maintaining physical security controls designed to prevent unauthorized access; (B) controlling access through badge-based, biometric, or equivalent authentication mechanisms; (C) logging all access and escorting visitors where applicable; (D) operating continuous (24×7) video surveillance and physical intrusion-detection systems; and (E) handling and disposing of any physical media using locked storage, tracked transfers, and certified destruction processes, as applicable.

(ii) Secure Disposal. Operator shall implement controls designed to ensure the secure disposal of Customer Equipment and any data contained thereon in a manner that prevents such data from being read, reconstructed, or recovered, including: (A) securely erasing electronic media prior to disposal using methods consistent with NIST Special Publication 800-88 or an equivalent industry-recognized standard (including overwriting or degaussing); or (B) physically destroying such media prior to disposal or reassignment to another system.

(iii) No Re-Use or Re-Sale. Operator shall not reuse, resell, or reassign any storage media containing Customer data unless and until such secure erasure or destruction has been completed in accordance with this Section 13.5(c).

13.5	No Cross-Default.

(a) Notwithstanding any provision to the contrary herein, the parties agree that each Service Order executed under this Agreement shall be deemed an independent and distinct contractual obligation. A default, breach, dispute, or termination arising under or with respect to one Service Order (including those caused by failure to make payments or failure to provide services) shall not, in and of itself, constitute or give rise to a default, breach, or right of termination under any other Statement of Work, any other Service Order, or under the main body of this Agreement. Each party’s rights and remedies with respect to any default shall be limited to the Statement of Work under which such default has occurred, except as expressly provided in Section 13.6(c).

(b) Where a single Service Order encompasses services or obligations with respect to more than one Facility site or defined physical area, a default, breach, dispute, or failure of performance arising at or with respect to one such site shall not constitute or give rise to a default, breach, or right of termination with respect to any other site covered by the same Statement of Work. Service credits, cure obligations, and termination rights arising from a site-specific default shall apply solely to the affected site.

(c) Nothing in this Section 13.5 shall limit either party’s right to pursue all available remedies with respect to a default under the specific Service Order or site to which such default relates.

13.6	Step-In Rights.

(a) Triggering Events. [***]

(b) Notice and Cure. [***]

(c) Scope of Rights. [***]

(d) Operator’s Cooperation. [***]

(e) Reimbursement and Offset. [***]

(f) Relinquishment. [***]

(g) Liability. [***]

(h) Continued Payment Obligations. [***]

13.7	Substitute Operator; Recognition Agreement.

13.7.1 Customer; Substitute Operator. [***]

13.7.2 Recognition Agreement [***]

13.7.3 Right to Inspect. [***]

13.7.4 Non-Disturbance Agreement. [***]

13.8	Approval of Additional Occupants.

Operator shall not lease, license, or otherwise grant occupancy rights to any third party (“New Customer”) for any space within the Facility without the prior written consent of Customer (and consent by Customer shall be conditioned upon receiving consent from [***]). If Operator intends to provide a New Customer with space within the Facility, Operator shall deliver written notice (“New Customer Notice”) to Customer and [***] at least [***] days prior to the proposed move-in date of New Customer. Customer and [***] shall have the right to object to the New Customer within [***] Business Days of receiving the New Customer Notice. If Customer or [***] object to such New Customer, Operator shall not lease, license or otherwise grant occupancy rights to such New Customer.

ARTICLE 14 — FORCE MAJEURE

14.1	Force Majeure Events.

Neither party shall be liable to the other for any failure or delay in performance of its obligations under this Agreement (other than payment obligations) to the extent such failure or delay is caused by a Force Majeure Event. “Force Majeure Event” means any event beyond the reasonable control of the affected party that could not have been reasonably prevented or mitigated by the exercise of due diligence, including without limitation:

(a) acts of God, including earthquakes, floods, fires, hurricanes, tornadoes, lightning, wildfires, ice storms, or other natural disasters;

(b) acts of war, terrorism, insurrection, civil unrest, or government action;

(c) supply chain delays, interruptions and disruptions affecting the availability of critical equipment or components, including but not limited to switchgear, CDU systems, generators, cooling equipment and UPS;

(d) pandemics, epidemics, or public health emergencies declared by a governmental authority;

(e) utility grid failures or curtailments beyond the Facility’s point of interconnection;

(f) strikes, labor actions, port congestion, or industrial disputes not involving the affected party’s own employees;

(g) cyberattacks, distributed denial-of-service (DDoS) attacks, or acts of sabotage by third parties beyond the affected party’s reasonable mitigation capability;

(h) changes in Applicable Law, government-mandated shutdowns, emergency orders, or other governmental actions that directly prevent performance;

(i) fuel supply disruptions affecting backup generation;

(j) failures of third-party network carriers or internet backbone Operators; and

Force Majeure Events do not include: (i) economic downturns or adverse market conditions; (ii) a party’s financial inability to perform; (iii) Operator delays that could have been avoided by reasonable advance planning; or (iv) equipment failures of Operator Infrastructure caused by Operator’s failure to maintain such infrastructure in accordance with this Agreement.

14.2	Notice and Mitigation.

The party claiming a Force Majeure Event (“Affected Party”) shall: (a) provide prompt written notice to the other party describing the Force Majeure Event, its expected duration, and its impact on performance; (b) use commercially reasonable efforts to mitigate the impact of the Force Majeure Event and resume performance as soon as practicable; and (c) provide regular updates to the other party regarding the status of the Force Majeure Event. The Target Delivery Dates and any affected performance obligations shall be extended day-for-day for the duration of the Force Majeure Event.

14.3	Extended Force Majeure.

If a Force Majeure Event continues for more than [***] consecutive days and materially prevents either party from performing its fundamental obligations under this Agreement, either party may terminate this Agreement upon [***] days’ written notice, without liability to the other party, except that Customer shall be entitled to a pro-rated refund of any unapplied Prepaid Colocation Fee and unapplied NRCs, as applicable.

Force Majeure shall not include (i) failures of Operator Infrastructure that could have been prevented through commercially reasonable design, redundancy, maintenance, or fuel planning; (ii) lack of available fuel for backup generation; or (iii) equipment failure caused by deferred maintenance.

14.4	SLA Relief.

Operator shall not be liable for, and no SLA credits or penalties shall accrue with respect to, any service interruption, degradation, or failure to meet a service level to the extent caused by a Force Majeure Event, provided that Operator has delivered written notice to Customer within seventy-two (72) hours of the onset of such Force Majeure Event describing the nature of the event, the affected services, and the estimated duration.

14.5	Customer-Caused Exclusion.

Operator shall not be liable for, and no SLA credits or penalties shall accrue with respect to, any service interruption, degradation, or failure caused directly or indirectly by: (i) the acts or omissions of Customer, its end users (including [***]), or their respective agents or contractors; (ii) Customer’s use of services in excess of contracted specifications; or (iii) any activities conducted by Customer or its end users during the Early Access period prior to the applicable Ready-for-Service date

ARTICLE 15 — REPRESENTATIONS AND WARRANTIES

15.1 Customer Representations and Warranties. Customer represents and warrants to Operator that:

(a) it has the full right and authority to enter into, execute, and perform its obligations under this Agreement;

(b) Customer has accurately identified itself and, to its knowledge, has not provided any inaccurate information about itself, its personnel, or its end users to Operator;

(c) Customer is in compliance with the laws and regulations related to the economic and trade sanctions maintained by the Office of Foreign Assets Control (“OFAC”) and any equivalent authority in any applicable jurisdiction;

(d) Customer is not located in any country that is subject to OFAC’s trade and economic sanctions, and is not an individual or entity included on any U.S. lists of prohibited parties, including the Treasury Department’s List of Specially Designated Nationals and Sectoral Sanctions List;

(e) Customer does not and will not (directly or indirectly) use the Colocation Space, Customer Equipment, or the Services in violation of any applicable export control laws, trade sanctions, or embargo restrictions;

(f) neither the execution nor performance under this Agreement by Customer, nor the consummation of the transactions contemplated herein, will result in or constitute a violation of any provision of Applicable Law, any contract or agreement to which Customer is a party, or of Customer’s organizational documents;

(g) Customer is not insolvent or bankrupt, and no petition for bankruptcy, reorganization, or similar proceeding has been filed by or against Customer that has not been dismissed; and

(h) all Customer Equipment installed at the Facility complies with Applicable Law and applicable industry safety standards, and Customer has all necessary rights, licenses, and authorizations to install and operate such equipment at the Facility.

15.2 Operator Representations and Warranties. Operator represents and warrants to Customer that:

(a) Operator is a corporation duly organized, validly existing, and in good standing under the laws of British Columbia, Canada, and is duly qualified to do business in [***]. as a foreign corporation in accordance with the [***].

(b) The Operator has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder, and the execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action.

(c) The Operator holds all licenses, permits, and authorizations required under Applicable Law for the performance of the Services in [***].

(d) As of the Effective Date hereof, Operator has sufficient cash reserves to enable it to complete Phase I Buildout without securing additional capital from any other source and such cash reserves are to be used by Operator to complete the Phase 1 Buildout;

(e) Operator has sufficient expertise, skill, and experience in constructing, operating, and maintaining data center facilities similar in scope and complexity to the Facility;

(f) The Colocation Space and Services shall be free of all liens, claims, and other restrictions on Customer’s receipt and permitted use thereof, other than those arising under this Agreement;

(g) Neither the execution nor performance under this Agreement by Operator, nor the consummation of the transactions contemplated herein, will result in or constitute a violation of any provision of Applicable Law, any contract or agreement to which Operator is a party, or of Operator’s organizational documents;

(h) Operator is not insolvent or bankrupt, and no petition for bankruptcy, reorganization, or similar proceeding has been filed by or against Operator that has not been dismissed;

(i) Neither Operator nor any of its contractors or subcontractors is a party to any, and there are no, pending or, to Operator’s knowledge, threatened legal, administrative, arbitral, or other proceedings, claims, actions, or regulatory investigations or inquiries of any nature against it or its affiliates, properties, or assets that could, individually or in the aggregate, have a material adverse effect on Operator’s ability to fulfill its obligations under this Agreement; and

(j) To Operator’s knowledge, there is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon Operator or any of its affiliates or contractors, or their properties or assets, that would have a material adverse effect on Operator’s ability to fulfill its obligations under this Agreement.

ARTICLE 16 – TITLE; FINANCINGS; RECOGNITION; CUSTOMER STEP-IN

16.1 Facility Title; Encumbrances. Operator represents and warrants that, as of (i) the Effective Date with respect to the Facility, and (ii) the execution of each applicable Service Order with respect to the Facility covered thereby (each, a “Subject Facility”):

(a) Title Representation. Operator represents that as of the Effective Date (i) Operator is the fee simple owner of the Land and Facility and (ii) there exists no mortgage, deed of trust, superior lease or occupancy agreement or other encumbrance or title matter with priority over this Agreement or any Service Order or the rights of [***] and Customer hereunder or under any Service Order.

(b) Permitted Encumbrances. The Facility is or may be made subject to liens, mortgages, deeds of trust, ground leases, easements, covenants, conditions, restrictions, and other title exceptions identified on a schedule of permitted encumbrances attached to the applicable Service Order which do not result in a Material Impairment (as defined in Section 16.2(c) below) (collectively, “Permitted Encumbrances”), as well as any Financing (as defined in Section 16.2) entered into in accordance with Section 16.2 subsequent to the Effective Date. Customer acknowledges that the existence of Permitted Encumbrances on the Effective Date does not, and the existence of the Permitted Encumbrances and Financings after the Effective Date will not, in and of itself, constitute a breach of this Agreement.

(c) No Material Impairment. The Permitted Encumbrances in existence as of the applicable date referenced in Section 16.1(a) do not, individually or in the aggregate, materially impair Customer or [***] right to occupy the Colocation Space or receive Services or otherwise to exercise their rights and preogatives as described in this Agreement and/or any applicable Service Order (a “Material Impairment”), subject to the terms and conditions of this Agreement.

(d) Document Delivery. Operator shall, at least [***] days before the effective date of any Service Order, provide Customer with copies of the material instruments evidencing the Permitted Encumbrances.

16.2	Future Financings

(a) Operator’s Right to Finance. Operator may encumber, finance, refinance, or pledge the Subject Facility or its interests therein, in whole or in part, through any mortgage, deed of trust, mezzanine loan, sale-leaseback, or other security arrangement (each, a “Financing”), without Customer’s consent, subject to this Section 16.2. Customer shall reasonably cooperate (at no expense to Customer) with Operator’s financing efforts, including providing financial statements to the extent required by the Lender (as defined below), provided that Customer’s rights under this Agreement and any Service Order are not diminished (to any more than a de minimis extent) and its obligations are not increased (to any more than a de minimis extent) as a result thereof.

(b) Recognition Agreement Obligation. In connection with any Financing that is secured by a lien on the Subject Facility or the entrance into any lease, occupancy or other agreement with to superiority over this Agreement, and as a condition precedent to the effectiveness of such Financing or other agreement, Operator shall cause the applicable lender, secured party and any other counterparty (each, together with any successor owner acquiring title through foreclosure or deed-in-lieu or other superior interest holder, a “Lender”) to enter into a recognition agreement, non-disturbance, and attornment agreement (an “RNDA”) with Customer and [***] in a form reasonably acceptable to Customer and [***] and the applicable Lender. Customer agrees to not unreasonably withhold, condition or delay its execution of any RNDA delivered in accordance with this Section 16.2.

(c) Scope of RNDA. Each RNDA shall provide, at a minimum, and to the extent commercially available from the applicable Lender on customer market terms that:

(i) provided Customer is not in material default under this Agreement or any applicable Service Order beyond applicable notice and cure periods, Customer’s right to occupy the Colocation Space and receive the Services (and [***] right, if applicable) shall not be terminated solely by reason of a foreclosure or deed-in-lieu of foreclosure by the Lender with respect to the Subject Facility.

(ii) the Lender shall, upon acquiring title to or control of Subject Facility (or any portion of the Colocation Space) automatically recognize this Agreement and the applicable Service Orders as to the Colocation Space; it being understood and agreed that no Lender shall be required to (A) assume any obligation of Operator arising prior to the date such Lender acquires title or control, (B) cure any pre-existing default of Operator, (C) be subject to any offset, defense, or counterclaim that Customer or [***], if applicable, may have against Operator, or (D) perform any construction, improvement, or restoration obligation of Operator other than any such obligations that accrue following the aforesaid recognition;

(iii) Customer (and [***], if applicable) shall attorn to the Lender or any successor owner, as the case may be, and shall recognize such party as “Operator” under this Agreement from and after the date such party acquires title or control; and

(iv) the Lender shall provide Customer and [***] with notice of Operator defaults and at least [***] days to cure prior to exercising remedies affecting the Subject Facility (provided, for the avoidance of doubt, that neither Customer nor Customer shall be under any obligation to cure any Operator default).

(d) No Impairment. Operator shall not enter into any Financing the express terms of which purport to require the termination of this Agreement with respect to a Subject Facility as a condition of such Financing, except in connection with a disposition of such Subject Facility in accordance with the terms hereof, but subject in all cases to the rights of Customer and [***] set forth herein.

16.3	Customer Financing; Collateral Assignment.

(a) Consent to Collateral Assignment. Subject to the terms of this Section 16.3, Operator consents to a collateral assignment by Customer of Customer’s rights (but not obligations) under this Agreement and any Service Order to one or more institutional lenders providing financing to Customer (each, a “Customer Lender”), provided that: (i) such collateral assignment shall not increase Operator’s obligations or liabilities under this Agreement in any material respect; (ii) no Customer Lender shall have the right to use the Colocation Space or receive the Services except as expressly set forth in a recognition agreement executed by Operator; and (iii) Customer shall remain primarily liable for all of its obligations under this Agreement notwithstanding such collateral assignment.

(b) Recognition Agreement with Customer Lenders. Upon Customer’s written request, Operator agrees to negotiate in good faith and enter into a customary collateral assignment and recognition agreement with a Customer Lender, in form and substance reasonably acceptable to Operator, that provides such Customer Lender with notice of Customer defaults and a reasonable cure period (not to exceed [***] days for monetary defaults and [***] days for non-monetary defaults, subject to extension for non-monetary defaults being diligently cured) prior to Operator exercising termination rights under this Agreement; provided, however, that (i) Operator shall not be required to provide any Customer Lender with rights greater than those held by Customer under this Agreement, (ii) Operator shall not be required to accept a cure from a Customer Lender if Customer has not vacated or is not in the process of vacating the Colocation Space, and (iii) any such agreement shall be in a form approved by Operator, which approval shall mnot be unreasonably withheld, conditioned, or delayed.

16.4	Customer Step-In Rights; Insolvency.

(a) Notice and Cure Period. [***]

(b) Step-In Election. [***]

(c) Operator’s Discretion as to Partial Assumption. [***]

(d) Bankruptcy Proceedings. [***]

16.5 No Conflicting Agreements. Operator represents and warrants that, as of the Effective Date, Operator has not entered into any written agreement with a third party that expressly requires the termination of Customer’s (or [***]) right to occupy the applicable Colocation Space during the Term. Notwithstanding the foregoing, nothing in this Section 16.5 shall restrict Operator’s ability to (a) enter into Financings in accordance with Section 16.2, (b) enter into ground leases, easements, or other property arrangements in the ordinary course of Operator’s business subsequent to the Effective Date, provided the same are not Material Impairments, or (c) sell, transfer, or assign its interest in the Facility subject to and in accordance with the transfer provisions of this Agreement.

16.6 Memorandum of Agreement. Upon Customer’s or [***] written request (which may be made no more than once per Facility), Operator shall cooperate in good faith in the preparation and, if reasonably necessary in the judgment of Customer or [***], execution of a memorandum of agreement or similar instrument reasonably acceptable to Customer (and [***], if applicable) and suitable for recording in the applicable real property records, evidencing the existence of this Agreement and the applicable Service Order with respect to the Facility, in a form mutually agreed upon by the parties (such agreement not to be unreasonably withheld, conditioned, or delayed by either party). All costs associated with the preparation, execution, and recording of any such memorandum, including Operator’s reasonable, documented attorneys’ fees, shall be borne solely by Customer. Operator shall have no obligation to record any such memorandum if, in Operator’s reasonable judgment, doing so would violate the terms of any Financing or other agreement affecting the Facility.

16.7 Survival. The representations, warranties, and covenants set forth in this Article 16 shall survive for the Term of this Agreement as to the Facility; provided, however, that the representations and warranties in Section 16.1(a) shall be subject to any updates, amendments, or supplements to the schedule of Permitted Encumbrances made in accordance with this Agreement, and Operator’s liability for any breach of such representations and warranties shall be limited in accordance with the liability limitations set forth in Article 12 of this Agreement.

ARTICLE 17 — GENERAL PROVISIONS

17.1	Governing Law and Dispute Resolution.

(a) Governing Law. This Agreement, and all claims, disputes, or causes of action (whether in contract, tort, statute, or otherwise) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, performance, or subject matter hereof, shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) Consent to Jurisdiction; Venue. Each party irrevocably and unconditionally submits to the exclusive jurisdiction of (a) the Court of Chancery of the State of Delaware (or, if the Court of Chancery declines to accept jurisdiction, any state court of competent jurisdiction located in New Castle County, Delaware), and (b) any federal court of competent jurisdiction sitting in the District of Delaware (collectively, the “Designated Courts”), for the purposes of any action, suit, or proceeding arising out of or relating to this Agreement, and each party irrevocably and unconditionally waives any objection to the laying of venue in any Designated Court, including any objection based on inconvenient forum or any other basis. Each party agrees that a final, non-appealable judgment in any such action, suit, or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(c) Service of Process. Each party irrevocably consents to service of process in the manner provided for notices under this Agreement. Nothing in this section shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

(d) Pre-Litigation Dispute Resolution. Prior to initiating any litigation or other formal proceeding with respect to any dispute, controversy, or claim arising out of or relating to this Agreement (a “Dispute”), the parties shall first attempt in good faith to resolve such Dispute through the following escalation procedures: (a) within [***] business days after written notice of a Dispute is delivered by either party to the other (a “Dispute Notice”), designated representatives of each party with day-to-day operational responsibility for the subject matter of the Dispute shall meet (in person or by videoconference) and negotiate in good faith to resolve the Dispute; and (b) if such representatives are unable to resolve the Dispute within [***] business days following delivery of the Dispute Notice, the Dispute shall be referred to a senior executive officer of each party (each with authority to bind such party), who shall meet (in person or by videoconference) within [***] business days following such referral and negotiate in good faith to resolve the Dispute. If the senior executive officers are unable to resolve the Dispute within [***] business days following such referral, either party may pursue its remedies in the Designated Courts in accordance with this Agreement. Nothing in this section shall prevent either party from seeking temporary, preliminary, or emergency injunctive relief, specific performance, or other equitable remedies from the Designated Courts at any time, without first complying with the escalation procedures set forth herein, where such relief is necessary to prevent irreparable harm or preserve the status quo.

(e) Equitable Relief. Each party acknowledges and agrees that a breach or threatened breach of certain provisions of this Agreement may cause irreparable harm to the other party for which monetary damages would be inadequate. Accordingly, in addition to any other remedies available at law or in equity, each party shall be entitled to seek temporary, preliminary, and permanent injunctive relief, specific performance, or other equitable relief from the Designated Courts, without the necessity of proving actual damages, posting any bond or other security, or complying with any other condition precedent to such relief, in each case to the fullest extent permitted by applicable law.

17.2	Notices.

All notices under this Agreement shall be in writing and delivered by: (a) hand delivery; (b) nationally recognized overnight courier; or (c) email with read receipt confirmed, in each case to the addresses specified below or such other address as a party may designate by written notice. Notices shall be deemed received on the date of hand delivery, the next Business Day after deposit with a courier, or upon confirmed email receipt.

If to Operator:

[***]

If to Customer:

[***]

17.3	Assignment.

17.3.1 Assignment by Customer. Customer may not assign, transfer, or directly or indirectly, assign, transfer, or sublicense this Agreement, any Service Order, or any of its rights or obligations hereunder or thereunder, as applicable, without the prior written consent of Operator, which consent shall not be unreasonably withheld, conditioned, or delayed. Any purported assignment in violation of this Section 17.3 shall be null and void. In the event that Customer undergoes a Change of Control without Operator’s prior written consent, Operator may terminate the affected Service Order(s) and recover all prepaid amounts, or elect to continue this Agreement with Customer’s successor entity on existing terms. A “Change of Control” includes any transaction (merger, acquisition, equity transfer, or otherwise) that results in a change of more than fifty percent (50%) of the voting equity or beneficial ownership of Customer or its direct parent entity. Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred solely as a result of: (i) any transaction or series of related transactions in which one or more professional private equity investors or venture capital firms (the “Investors”) acquire a controlling interest in the Customer, provided that such Investors provide capital to the Customer for the primary purpose of financing its operations or growth; or (ii) an initial public offering of the Customer’s common stock (or the common stock of a parent entity) pursuant to an effective registration statement under the Securities Act of 1933, as amended, which results in the Customer’s stock being listed on a national securities exchange. Notwithstanding the foregoing, Customer may, without the consent of Operator, assign this Agreement and any Service Order to [***] (or its designated Affiliate) as a Permitted Transfer, and [***] shall be a “Permitted Transferee” for all purposes of this Agreement.

17.3.2 Permitted Transfers. Notwithstanding anything to the contrary in Section 17.3.1 above, Customer may, without consent of Operator, but with prior notice to Operator, undertake Permitted Transfers. “Permitted Transfers” shall mean and refer to any of the following: (i) the merger of Customer with another entity or entities, (ii) the sale of all or substantially all of Customer’s assets or all or substantially all of the stock, membership interests or partnership interests in Customer, (iii) the transfer of this Agreement or any Service Orders to any entity under control by or common control with Customer, or (iv) a sublease or sublicense or assignment of this Agreement or any Service Orders to all or a portion of the Colocation Space. For any of the events described in clauses (i) through (iv) above, (a) the action is taken pursuant to a bona fide business transaction and not principally or exclusively as a means to evade the consent requirements under this Agreement, (b) the “Customer” under this Agreement after such transaction is of sufficient creditworthiness to perform the remaining obligations under this Agreement or any Service Order transferred or assigned to such entity (failing which such assignee may deliver a guaranty, letter of credit, or other security in a commercially reasonable amount to Operator to secure such assignee’s performance under the remaining term of this Agreement or applicable Service Order), and (c) Customer shall deliver a written agreement to Operator executed by such transferee, assignee or subtenant whereby such transferee, assignee or subtenant agrees to carry out the obligations of Customer in connection with such transfer, assignment or sublease. For purposes of this Agreement, each transferee subject to a Permitted Transfer shall be a “Permitted Transferee” and [***] shall be deemed a Permitted Transferee.

17.3.3 Assignment by Operator. Operator may not assign, transfer, delegate, or otherwise convey this Agreement or any of its rights or obligations hereunder, in whole or in part, whether voluntarily, involuntarily, by operation of law, or otherwise, without Customer’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed.

(a) Notwithstanding the foregoing, Operator may assign this Agreement without Customer’s consent to a successor in connection with a merger, acquisition, corporate reorganization, or sale of all or substantially all of its assets or the Facility, provided that: (i) the assignee assumes all of Operator’s obligations under this Agreement; (ii) the assignee’s ability to perform the Services is at least equal to Operator’s ability immediately prior to the assignment; and (iii) Operator provides Customer with written notice of such assignment at least [***] days prior to the effective date thereof.

(b) Notwithstanding anything to the contrary specified herein, Operator shall not sell, transfer, assign or otherwise convey this Agreement, any Service Order, or any controlling direct or indirect ownership interest in the Facility to any Customer Competitor. A “Customer Competitor” means an entity listed on Exhibit H attached hereto. Once per rolling twelve (12) month period during the Term, by notice to Operator, Customer shall have the right to update the list of entities listed on Exhibit H to include other direct competitors of Customer; however, (i) the total number of Customer Competitors will never exceed twelve (12) at one time, (ii) no such update will be retroactive, (iii) Customer will not have the right to update the list to include any entity as to which Operator has notified Customer in writing that Operator intends to assign this Agreement or that will obtain a controlling interest in Operator, (iv) Customer will not have the right to include any entity on Exhibit H other than direct competitors of Customer, and (v) the Customer Competitor list on Exhibit H shall never include any Financial Investor other than a Financial Investor that is controlled by a Customer Competitor listed on Exhibit H hereto. “Financial Investor” shall mean any entity that is principally engaged in the ordinary course of its business in the business of making or managing investments generally, such as a private equity fund, hedge fund, pension fund, mutual fund, sovereign wealth fund, endowment, bank or insurance company or family office.

17.4	Replacement Vendors.

[***]

17.5	Entire Agreement; Amendments.

This Agreement, together with all Exhibits, Schedules, and Appendices attached hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, representations, warranties, and agreements, whether oral or written. This Agreement may not be amended or modified except by a written instrument signed by authorized representatives of both parties.

17.6	Waiver.

No failure or delay by either party in exercising any right, power, or remedy shall operate as a waiver thereof. No single or partial exercise of any right, power, or remedy shall preclude any other or further exercise thereof. Waivers must be in writing to be effective.

17.7	Severability.

If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the remaining provisions shall continue in full force and effect, and the invalid, illegal, or unenforceable provision shall be modified to the minimum extent necessary to make it valid, legal, and enforceable.

17.8	Counterparts; Electronic Signatures.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Electronic signatures transmitted by PDF, Docusign, or similar platform shall be deemed original signatures for all purposes.

17.9	No Partnership or Agency.

Nothing in this Agreement shall be construed to create a partnership, joint venture, or agency relationship between the parties. Neither party shall have the authority to bind the other party or to incur any obligation on behalf of the other party.

17.10	Further Assurances.

Each party shall execute such additional documents and instruments and take such further actions as may be reasonably necessary or appropriate to carry out the purposes and intent of this Agreement.

17.11	Survival.

Articles 8, 9, 11, 12, and 15, and Sections 3.3, 6.2, 6.5, 6.6, 13.4, 13.6, 14.3, 17.3, and any other provisions of this Agreement that by their nature are intended to survive, shall survive the expiration or earlier termination of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Data Center Colocation and Master Services Agreement as of the Effective Date first written above.

OPERATOR:		CUSTOMER:

DIGI POWER X INC.		CEREBRAS SYSTEMS INC.

Signature:	/s/ Alec Amar	Signature:	/s/ Andrew Feldman
Name:	Alec Amar	Name:	Andrew Feldman
Title:	President	Title:	ceo
Date:	5/4/2026	Date:	5/4/2026

List of Omitted Schedules and Exhibits

1. Exhibit A – Phased Delivery Schedule

2. Exhibit B – Facility Description and Specifications

3. Exhibit C – Ready for Service (RFS) Criteria

4. Exhibit D – Service Level Agreement and Service Credits

5. Exhibit E – Form of Statement of Work

6. Exhibit F – Data Center Technical Requirements

7. Exhibit G – Data Center Physical Security Requirements

8. Exhibit H – List of Customer Competitors

9. Exhibit I – Legal Description of Land

10. Exhibit J – Escrow Agreement

11. Appendix A – Cost Breakdown (Summary)